AS  FILED  WITH  THE  SECURITIES  AND  EXCHANGE  COMMISSION ON MARCH 16, 2000
                                               REGISTRATION NO. 333-____________



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                              ____________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              ____________________

                        PINNACLE BUSINESS MANAGEMENT, INC.
             (Exact Name of Registrant as Specified in Its Charter)



             NEVADA                                           91-1871963
(State or Other Jurisdiction of                            (I.R.S. Employer
Incorporation or Organization)                            Identification No.)





                      2963 Gulf to Bay Boulevard, Suite 265
                           Clearwater, Florida 33759
          (Address of Principal Executive Offices, Including Zip Code)

                              Consulting Agreement
                            (Full Title of the Plan)
                              ____________________

                               Jeffrey G. Turrino
                      2963 Gulf to Bay Boulevard, Suite 265
                           Clearwater, Florida 33759
                                 (727) 669-7781
           (Name, Address, and Telephone Number of Agent for Service)


                         CALCULATION OF REGISTRATION FEE





Title of Securities  Amount to be  Proposed Maximum            Proposed Maximum           Amount of
to be Registered     Registered    Offering Price per Share    Aggregate Offering Price   Registration Fee


Common Stock,
par value $0.001      1,525,000     $ 0.25 (1)                 $381,250                   $100.65


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) based on the closing market price on March 9, 2000.


                                EXPLANATORY NOTE

Pinnacle Business Management, Inc., ("PCBM") has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the "1933 Act"), to register certain shares of common stock, $.001 par value per share, issued to certain selling shareholders.

Under cover of this Form S-8 is a Reoffer Prospectus PCBM prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 1,525,000 shares of common stock acquired by the selling shareholders.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

PCBM  will  send  or  give the documents containing the information specified in
Part 1 of Form S-8 to employees or consultants as specified by Securities and Exchange Commission Rule 428 (b) (1) under the Securities Act of 1933, as amended (the "1933 Act"). PCBM does not need to file these documents with the commission either as part of this Registration Statement or as prospectuses or prospectus supplements under Rule 424 of the 1933 Act.

                               REOFFER  PROSPECTUS

                       PINNACLE  BUSINESS  MANAGEMENT,  INC.
                    2963  GULF  TO  BAY  BOULEVARD,  SUITE  265
                          CLEARWATER,  FLORIDA  33759
                               (727)  669-7781

                       1,525,000  SHARES  OF  COMMON  STOCK


The shares of common stock, $0.001 par value per share, of Pinnacle Business Management, Inc. ("PCBM" or the "Company") offered hereby (the "Shares") will be sold from time to time by the individuals listed under the Selling Shareholders section of this document (the "Selling Shareholders"). The Selling Shareholders acquired the Shares pursuant to a Consulting Agreement for consulting services that the Selling Shareholders provided to PCBM.

The sales may occur in transactions on the NASD Over-The-Counter market at prevailing market prices or in negotiated transactions. PCBM will not receive proceeds from any of the sale the Shares. PCBM is paying for the expenses incurred in registering the Shares.

The Shares are "restricted securities" under the Securities Act of 1933 (the "1933 Act") before their sale under the Reoffer Prospectus. The Reoffer Prospectus has been prepared for the purpose of registering the Shares under the 1933 Act to allow for future sales by the Selling Shareholders to the public without restriction. To the knowledge of the Company, the Selling Shareholders have no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be an "underwriter" within the meaning of the 1933 Act. Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the 1933 Act.

PCBM's common stock is currently traded on the NASD Over-the-Counter Bulletin Board under the symbol "PCBM."

                        ________________________

This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 17.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS REOFFER PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ________________________

                                  March 10, 2000

                                TABLE OF CONTENTS


Where  You  Can  Find  More  Information          5
Incorporated  Documents                           5
The  Company                                      7
Risk  Factors                                     17
Use  of  Proceeds                                 20
Selling  Shareholders                             21
Plan  of  Distribution                            21
Legal  Matters                                    22
Experts                                           22

                            ________________________

You should only rely on the information incorporated by reference or provided in this Reoffer Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Reoffer Prospectus or any supplement is accurate as of any date other than the date on the front of this Reoffer Prospectus.

WHERE  YOU  CAN  FIND  MORE  INFORMATION

PCBM is required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the ASEC@) as required by the Securities Exchange Act of 1934, as amended (the A1934 Act@). You may read and copy any reports, statements or other information we file at the SEC's Public Reference Rooms at:

                 450 Fifth Street, N.W., Washington, D.C. 20549;
           Seven World Trade Center, 13th Floor, New York, N.Y. 10048

Please  call  the  SEC  at  1-800-SEC-0330 for further information on the Public
Reference Rooms. Our filings are also available to the public from commercial document retrieval services and the SEC website (http://www.sec.gov).

                             INCORPORATED DOCUMENTS

The SEC allows PCBM to "incorporate by reference" information into this Reoffer Prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Reoffer Prospectus, except for any information superseded by information in this Reoffer Prospectus.

PCBM's Report on Form 8-K, dated March 6, 2000 is incorporated herein by reference. PCBM also incorporates herein by reference the Form 10-SB, as amended, filed by MAS Acquisition XIX Corp., the Company's predecessor, originally filed on August 31, 1999. In addition, all documents filed or subsequently filed by the Company under Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, before the termination of this offering, are incorporated by reference.

The Company will provide without charge to each person to whom a copy of this Reoffer Prospectus is delivered, upon oral or written request, a copy of any or all documents incorporated by reference into this Reoffer Prospectus (excluding exhibits unless the exhibits are specifically incorporated by reference into the information the Reoffer Prospectus incorporates). Requests should be directed to the Chief Financial Offer at PCBM at PCBM's executive offices, located at 2963 Gulf to Bay Boulevard, Suite 265, Clearwater, FL 33759. PCBM's telephone number is (727) 669-7781.

                                THE  COMPANY

BUSINESS

This Reoffer Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors" and elsewhere in this Reoffer Prospectus.

SUMMARY

     Pinnacle Business Management Inc. ("Pinnacle" or the "Company") is a holding company with two subsidiaries actively engaged in consumer lending and deferred deposit services. Pinnacle is a Nevada corporation chartered in May 1997.

     Originally, Pinnacle was a wholly-owned subsidiary of 300365 BC, Ltd. d/b/a Peakers Resources Company, a Canadian corporation (the "Predecessor").The
Predecessor was organized in 1986 to conduct mining operations, but never actively engaged in business. On May 15, 1997, the shareholders of the Predecessor agreed to exchange all the shares of the Predecessor with the shares of the Company on a share-for-share basis. The Predecessor became inactive and its business was wound up. United States residents now own the majority of Pinnacle's shares.

     In 1997, Pinnacle acquired Fast Title Loans, Inc.("Fast Title"). It did so by forming JTBH Corporation, a wholly owned subsidiary, which merged with Fast Title on a share for share basis. Fast Title was the surviving entity and is now a wholly owned subsidiary of Pinnacle.

     Fast Title is a consumer lender chartered in Florida in April, 1996. It makes relatively short term loans on the basis of a security interest in vehicle titles.

     In 1998, Pinnacle formed Fast PayCheck Advance of Florida, Inc.("Fast PayCheck"), also a wholly owned subsidiary. Fast PayCheck is a Florida corporation. Fast Paycheck offers deferred deposit services to individual customers who find it difficult to obtain credit.

     In 1998, Pinnacle formed Summit Property, Inc. ("Summit Property") a Florida corporation. Summit Property is inactive.

BUSINESS  OF  THE  ISSUER

     Pinnacle is a Company in transition. In the past, Fast Title, its consumer lending subsidiary, has generated all of its revenues. Fast Title lends money short-term, secured by the borrower's vehicle title. Certain local ordinances recently enacted create a hostile environment for the title loan business. As a result, the Company plans to discontinue its efforts to expand the Fast Title business. It plans, instead, to concentrate on the Fast PayCheck business and its potential for growth.

      Fast PayCheck offers payday deferred deposit services to individuals. The maximum amount of a deferred deposit is $500. The Company has recently signed an agreement to offer Fast PayCheck services through Mail Boxes Etc. USA, Inc. stores ("MBE Agreement"). Management is very optimistic about the potential for growth in this business endeavor. Operations are expected to render a yield to the Company, which should grow conservatively for several years into the future. Mail Boxes Etc. USA, Inc. ("MBE") has over 3000 locations in the United States. Locating in even a fraction of these stores could greatly expand the business of Fast PayCheck.

     Illustrated below is an estimate of the percentage of total revenue contributed to Pinnacle by Fast Title operations compared to Fast PayCheck operations;

1997  Fast title =  100%  Fast PayCheck = 0%
1998  Fast title =   99%  Fast PayCheck = 1%
1999  Fast title =   95%  Fast PayCheck = 5%

     In 1999, the Company has spent approximately $100,000 on new proprietary software to process its payday deferred deposit operations. This system also services the title loan business; it accepts and processes all information necessary for Pinnacle' s bookkeeping system.

     These costs are incurred at the same time the cash flow from Fast Title is decreasing. Management believes that any negative impact on revenues will be temporary. Net income should increase as the new operations begin generating revenues.

Fast  Title
-----------

     Fast Title loans money on motor vehicle titles. It markets loans to individuals and businesses with poor or non-existent credit. Fast Title provides fast access to short-term cash loans. Borrowers pledge the title of their vehicle as collateral. The Company will not accept a vehicle as collateral unless there are no other outstanding liens on the vehicle. No credit checks on the individual are required. The individual generally retains the use of his vehicle during the loan period.

     Loan amounts are generally less than 40% of the blue book value of the collateral. The maximum interest rate is 22% per month, the maximum allowed by Florida law. The average net yield to the Company is 12%. The average loan is $500.00. The average term of a loan is four months, but the term may extend to a year. In Florida, the law provides that a creditor may keep any surplus realized from the repossession and the sale of the vehicle. Fast Title, however, does not repossess vehicles on a regular basis. It is the policy of the

Company to repossess only if there is no activity on the account for 60 days, and only after efforts are made to secure repayment of the loan. In 1999, Fast Title netted approximately $1,200 from the sales of repossessed vehicles.

     Fast Title recently consolidated its eight store front locations, and now markets its services through six store locations, telephone solicitation and newspaper and Yellow Pages advertisements. Management plans to keep the six store locations open but does not intend to open any more stores. Fast Title holds a consumer-lending license from the State of Florida pursuant to Florida Statutes Chapter 538. This license requires Pinnacle to register and pay a fee for each location. Pinnacle is subject to the pawn broker laws of Florida.

Fast  Title  Competition

     Fast Title's primary competitor is Florida Title Loans, Inc.("Florida Title"). Florida Title has 300 locations in the Southeast and has a long operating history. Florida Title has a loan to value ratio of 33% of the wholesale value of the collateral. Fast Title has a loan to value ratio of up to 50% of the wholesale value of the collateral. Fast Title therefore competes with the larger distribution base by attracting a wider market.

     Fast Title's second major competitor is Speedy Cash. Speedy Cash has approximately 200 locations. Speedy Cash is located in the states of Florida, Georgia, Mississippi, South Carolina and North Carolina. Management believes that it effectively competes with Speedy Cash. The presence of these competitor companies is favorable for Fast Title. These companies advertise heavily. This publicity educates consumers about the title loan method of borrowing cash. Fast Title to some extent experiences the same seasonal fluctuations that any consumer lending facility would experience. It may experience a slight increase in business during the Christmas season, for example. It is not, however, considered a seasonal business. Any such fluctuations are relatively minor and are not considered by Management in the overall planning and budgeting for the Company.

Fast  PayCheck
--------------

     Fast PayCheck offers deferred deposit services to individuals with poor or non-existent credit or who need short-term financing. Fast PayCheck provides fast access to short-term cash. Customers complete an application. If accepted, the customer writes a post-dated personal check to Fast PayCheck. Fast PayCheck then issues the customer a debit card. Pinnacle holds the personal check until the customer's payday, and then electronically debits the individual's bank account. The transaction is considered an exchange of a payment instrument for a payment instrument. As a result, Fast PayCheck is not considered a paycheck lender, but a money transmitter. No credit checks on the individual are required.

     Fast PayCheck charges the customer a fee of 10% of the check amount and a $5 transaction fee. The maximum amount of a loan is $500.00. The average loan is $200. The maximum term of a loan is two weeks. The Company receives an average return of 25% per month on these transactions.

     Pinnacle has a contract with Comdata Network, Inc. d/b/a Comdata Corporation ("Comdata") and Master Card to issue the borrower the pre-credited private label debit card for the amount of the personal check minus the fees charged. Distribution of funds to the customer is only made through this debit card system. This insures maximum security at the store locations by eliminating the need for each store to carry large amounts of cash. The Company keeps a bank account by agreement with Master Card. This account generally keeps a balance of up to $50,000. Purchases made by a customer's use of the debit card are deducted from Pinnacle's Master Card cash account. If Pinnacle does not keep sufficient cash in the account, Master Card will not honor debit card purchases.

     Pinnacle also has a remarketing agreement with Comdata. This allows Pinnacle to offer the card to its competitors and receive transactional revenue from the card usage. At the present time, the Company receives little income from this agreement. Pinnacle also receives recurring revenue through a per transaction fee associated with the customer's use of the Fast PayCheck debit card.

     In third quarter 1999, Fast PayCheck and Pinnacle signed a three year contract with MBE to offer Fast PayCheck services in MBE locations throughout the United States. MBE is a franchiser of retail outlets ("MBE Centers") which provide a variety of postal, business and communication services to businesses and the general public. Through this Agreement, Fast PayCheck may offer its services in any participating MBE Centers. To participate, an individual franchisee must agree to offer Fast PayCheck services in their MBE Center. The MBE Agreement carries an option to renew upon terms agreed to by MBE, Pinnacle and Fast PayCheck.

          Under the terms of the MBE Agreement, customers complete the application and provide it to MBE personnel. MBE Centers fax the documents to Pinnacle's call center and distribute a card to the borrower at the MBE location. MBE is paid $3.50 per transaction. Management intends the call center to receive the fax application from the MBE centers, qualify the application, enter the customers information into the computer, re-fax the approval or denial and activate the debit card for the customer.

     Currently, Fast PayCheck offers its services in Fast Title and Florida MBE Center locations. Pinnacle intends to expand into a multi-state operation in the year 2000 offering services in MBE Centers. By the end of 2001, Management plans to expand into every MBE location in states with laws favorable to the provisions of Fast PayCheck services. Several states have usury laws, for example, that would prohibit Fast PayCheck practices. Management estimates that as many as 2800 MBE stores are located in favorable states. At this time, Pinnacle has applied for the appropriate licenses in Idaho, Missouri, Utah and Indiana.

     Fast PayCheck holds a license from the State of Florida Department of Banking and Finance pursuant to the provisions of Florida Statutes 560.200 through 560.213.

Fast  PayCheck  Competition

     Fast PayCheck competes with paycheck lenders and check cashers. Its largest competitor is Ace Check Cashing. Ace has approximately 1,800 locations throughout the United States. However, Ace cashes checks. Fast PayCheck can offer a customer the use of funds before the paycheck is actually deposited. Therefore, Ace's competitive effect is minimal.

     Several companies offer payday advance loans. These companies are considered lenders and must comply with consumer lending laws to a greater extent than Fast PayCheck. These companies have received a great deal of negative press because they will "roll" the loaned amount into a greater loan term with the payment of additional fees. Many customers find themselves having to borrow against their paycheck in this manner every pay period. Fast PayCheck will not roll any amounts forward. Fast PayCheck will not credit the debit card unless all prior amounts have been paid through the electronic debit. As a result, a true comparison of Fast PayCheck and traditional paycheck advance lenders cannot be made.

     Fast PayCheck's payday advance business has not operated for a full fiscal year. Presently, Management does not know whether Fast PayCheck's business will be seasonal in nature. Management anticipates a small increase in business during the Christmas season as individuals need cash to meet holiday expenses.

EMPLOYEES

     Pinnacle has four full time employees. Fast Title employs 11 people. Of the Fast Title employees, eight manage the stores and three are administrators in the corporate office.

     Fast PayCheck currently employs 15 people. Currently, ten employees operate the call center. Management is currently hiring more employees to man the call center. More people will be added as additional business is added from the MBE Agreement. At this time, it is not possible to estimate the amount of business the MBE Agreement will generate or the resulting number of employees needed by Fast PayCheck.

     Both Michael Bruce Hall and Jeff Turino have employment agreements with the Company.

REGULATIONS
-----------

     GENERAL. The Company is, or expects to be, subject to regulation in several
     --------
jurisdictions in which it operates, including jurisdictions that regulate check cashing fees, or require the registration of check cashing companies or money transmission agents. The Company is also subject to regulation in jurisdictions where it offers title loans. In addition, Pinnacle is subject to federal and state regulation relating to the reporting and recording of certain currency transactions.

     STATE  REGULATIONS.  Florida  law  requires  licensing  and regulates check
     -------------------
cashing fees. The ceiling on fees is in excess or equal to the fees charged by the Company.

     As the Company's operations expand, check cashing fee ceilings in additional jurisdictions could have an adverse effect on the Company's business. Existing fee ceilings could restrict the ability of the Company to expand its operations into certain states.

     The Company must be licensed as a check casher in all jurisdictions in which it offers payday deferred deposit services and must comply with the regulations governing those services. In addition, in some jurisdictions, check cashing companies or money transmission agents are required to meet minimum bonding or capital requirements and are subject to record-keeping requirements.

     FEDERAL  REGULATIONS.
     ---------------------

     The Money Laundering Suppression Act of 1994 added a section to the Bank Secrecy Act requiring the registration of businesses, like the Company, that engage in check cashing, currency exchange, money transmission, or the issuance or redemption of money orders, traveler's checks, and similar instruments. The purpose of the registration is to enable governmental authorities to better enforce laws prohibiting money laundering and other illegal activities. The registration requirement was suspended pending the adoption of regulations implementing the statute, and in May 1997, the Financial Crimes Enforcement Network of the Treasury Department ("FinCEN") proposed regulations for comment. In August 1999, FinCEN announced the adoption of final implementing regulations, effective September 20, 1999. The regulations require "money services businesses" to register with the Treasury Department, by filing a form to be adopted by FinCEN, by December 31, 2001, and to re-register at least every two years thereafter. The regulations also require that a money services business maintain a list of names and addresses of, and other information about, its agents and that the list be made available to any requesting law enforcement agency (through FinCEN). That agent list must first be maintained by January 1, 2002, and must be updated at least annually. Though FinCEN must adopt further regulations and procedures to more fully implement these requirements, based on the newly adopted regulations, management of the Company does not believe that compliance with these requirements will have any material impact on the Company's operations.

     In November 1999, the Federal Reserve Board proposed new regulations that would include "payday loans" as credit for purposes of the federal Truth in Lending Act. The Company's lending activities may be subject to the new regulations, if the Company's activities are included in the definition of payday lending. The proposed regulations require that payday lenders clearly disclose the interest rate of the loan, calculated on an annual basis, to consumers applying for credit. The Company expects that the effect of the proposed regulations on the Company will be minimal because Florida law already requires such disclosures, and the Company complies. The regulations, if adopted, would become effective October 1, 2000. Compliance with the proposed regulations is optional until that date.

     To the extent that use of the debit card falls within the Electronic Funds Transfer Act, Federal Reserve Board Regulation E will apply to Fast PayCheck transactions. These govern electronic funds transfers ("EFT") between customer accounts. Primarily, the Act and regulation 1) require EFT merchants to provide customers with certain disclosures, 2 detail the circumstances under which an EFT merchant may issue a card, 3) limit a customer's liability for a lost or stolen card, and 4) require EFT merchants to follow certain dispute resolution procedures.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

     Management's discussion is based on an analysis of the audited year end financial statements for 1997 and 1998, and unaudited financial statements for year end 1999.

 Plan  of  Operation

     Operating expenses for the Company are approximately $1,100,000 annually. Management expects that expenses will be greater in the near future, due to the costs of expansion of Fast PayCheck services.

     The Company has suffered substantial net operating losses in each of 1997 and 1998. Management expects audited 1999 financial statements to also indicate a net loss. In addition, the Company has a $100,000 note payable with an investor that expired May 14, 1999.The investor has not yet called this loan. There is no agreement as of yet to the terms of a possible reinstatement. Moreover, the Company has approximately one million dollars in debt that will mature between February 28, 2000 and December 31, 2000. At this time, it is unlikely that the Company will have adequate capital available to repay the debt. If these loans are called, the Company's financial condition will be further negatively impacted. The Company is also defending various lawsuit claims which, if lost, would negatively impact the Company. Even if the outcome is positive, the cost to the Company in legal fees and employees' time is substantial.

     To meet these needs over the next twelve months, Management is pursuing both the reduction of debt and the increase of revenue. The Company is negotiating with investors to either extend the existing obligations or convert the debt to equity. Additionally, Management is vigorously defending the lawsuits that have been filed. Management believes that the Company is entitled to certain offsets against the claims in litigation. Further, Management is seeking an alliance partner or banking institution that could offer long-term debt to carry the expenses of the Company until revenues are increased.

     At the same time, Management expects revenues to increase as the MBE Centers begin processing Fast PayCheck services. Any increase will be affected by the length of time it takes to complete the licensure process in each state, and the agreement of each of the franchisees to start servicing Fast PayCheck customers. The number of customers who participate at each location will also affect any increase.

     Further, future income could be severely affected by new federal laws, various state laws and/or local ordinances that Fast PayCheck may encounter. For example, should federal interest rates continue to rise, the cost of funds to Fast PayCheck may increase. State usury laws may limit any increase Fast PayCheck can pass through to its customers. This could effectively reduce Fast PayCheck's margin and therefore reduce revenues.

Past  and  Future  Financial  Condition

     Total Assets of the Company are $1,426,508 at year end 1997; $1,606,122 at year end 1998, and $ 1,749,799 at year end 1999. The slight increase is attributable primarily to the acquisition of computer equipment and software. The deferred tax benefit realized in 1998 and 1999 accounts for the increase as well. Liabilities, however, have substantially increased from $1,724,497 at year end 1997 to $2,033,959 at year end 1998, and $2,078,376 at year end 1999. The increase is due in large part to maturing long term debt. This results in a current stockholders' deficit as reflected in the financial statements. Management cautions that the current financial condition of the Company will continue in its weak condition until and unless the business envisioned in the MBE Agreement materializes.

Results  of  Operations

     Revenue has decreased from $1,459,026 at year end 1997 to $633,478 year end 1998. In 1999, Management estimates revenue of $409,341. This is due to the loss of business experienced by Fast Title. Unfortunately, operating expenses continue to increase over the same time period, from $1,063,372 year end 1997 to $1,101,311 year end 1998. In 1999, year end operating figures are estimated to be $1,553,392. The amount of expenses is reasonable considering the expansion and litigation expenses the Company has borne. As a result, Management believes that the financial condition of the Company will improve substantially by 2002.

Liquidity

     Maintaining sufficient liquidity is a material challenge to Management at the present time. The Company has customer loans receivable of $1,001,658 in 1997; $804,708 in 1998; and $839,851 in 1999. With the application of net allowance for doubtful accounts, this results in a net loans receivable of $870,965 in 1997; $743,877 in 1998; and $831,268 in 1999. Further, the Company
owns a note receivable dated December 29, 1997 for $25,000 with 18% per annum interest. The principal balance and accrued interest is due and payable on the earlier of 1) a private placement being completed in whole or part including but not limited to, any escrow disbursements of any funds to the maker, or 2) March 27, 2000. There are no payments received in 1997,1998, or 1999.

     In August 1999, the Company secured a national contract with Comdata. This contract allows the distribution of the Fast PayCheck debit card at the point of sale locations. As a result, the Company is in negotiation with its competitors to allow them to use the debit card system. This may generate revenue on a broader basis and increase Company value.

Capital  Expenditures

     The Company is engaged in consumer finance and electronic technology development. As a result, capital expenditures are not substantial. The facilities are leased. Property and equipment net costs are $70,902 in 1997, $101,761 in 1998, and $169,417 in 1999. This represents approximately 6% of total operating expenses in 1997; 9% in 1998, and 10% in 1999. Substantially all of the value of the Company is not in physical assets but in the ongoing operations of the Company. Should the Company be liquidated, there are few assets to distribute to creditors or shareholders.

     Non-cancelable lease commitments run until 2002. The total amount due under the lease terms, however, for 2000 is $37,373. Rent and related expenses under operating leases amount to $110,923 for 1997; $83,792 for 1998, and $167,641 for 1999. The Company is operating various locations on a month to month basis.

Litigation

     The Company is in the process of settling litigation involving a claim in Bankruptcy by First American Reliance, Inc. against the Company for $800,000 Including 9% interest, for amounts loaned and advanced by First American Reliance, Inc. The Company had asserted a defense and set off alleging monies due to Pinnacle from stock subscriptions in 1998, which were never turned over to the Company. Pinnacle accrued a liability for $538,276 in 1998 and $355, 755 in 1997, respectively. The financial condition of the Company will benefit greatly from settlement of the suit without liability to the Company.

Tyler  Jay  &  Company,  L.L.C.  and  First  American  Reliance,  Inc.
----------------------------------------------------------------------

The first proceeding regarding Tyler Jay is an adversary proceeding brought by the Trustee in Bankruptcy of First American Reliance, Inc.("the Debtor") in the United States Bankruptcy Court, Western District, New York, BK Case No. 98-23906, AP No. 99-2186, entitled Douglas J. Lustig, as Trustee v. Pinnacle
                                       -----------------------------------------
Business Management, Inc., and Fast Title Loans, Inc.  The trustee is seeking to
----------------------------------------------------
recover purported loans from the Debtor to Fast Title and/or Pinnacle, in a sum of approximately $800,000. An answer to the suit has been filed and the parties are currently in the discovery process. Management has agreed to determine the actual amount of the loans against proceeds of a private placement diverted by the Debtor's principal using a separate corporation. Management believes that the setoff for funds diverted during the private placement will equal or exceed the amounts loaned to Fast Title.

     In the second proceeding, Pinnacle and Fast Title Loans are defendants in a pending civil action instituted in 1999, in Erie County, New York, entitled Tyler Jay & Company, L.L.C. v. Fast Title Loans, Inc. and Pinnacle Business
--------------------------------------------------------------------------------
Management,  Inc.,  Index  No. I-1999/5697.  Plaintiffs asserts a claim for fees
------------------------------------------
and commissions arising from loans made by the Debtor in the previously described adversary proceeding and sums lost by Tyler Jay allegedly because Tyler Jay was not permitted to conduct the private placement noted above. Tyler Jay claims that it is owed certain monies and stock options, which damages are allegedly in excess of $600,000. Fast Title and Pinnacle have filed a motion to dismiss the case alleging that the New York courts do not have jurisdiction over them in this matter. They have also asserted that Tyler Jay is not entitled to recovery since the agreed-upon services were not provided. Moreover, Fast Title and Pinnacle have filed a counterclaim seeking $34,000, the sum paid to Tyler Jay, on the basis that Tyler Jay's fraudulent representations and breach of fiduciary duty damaged them.

Peter  Polland  and  Euro  Products
-----------------------------------

     By letter dated October 14, 1999, addressed to Fast Title and Pinnacle, a law firm representing Peter Pollard and Euro Products Limited demanded payment of the sum of $300,000 with accrued interest for default in payment obligations relating to certain business arrangements. These obligations are evidenced in a promissory note in the principal amount of $300,000 dated June 28, 1999, executed by Pinnacle in favor of Euro Products Limited. Fast Title is neither a party to nor a guarantor of the promissory note. The demand was reduced to $200,000 by reason of a payment of $100,000 that was made. Pinnacle's counsel responded to said demand by letter dated November 5, 1999, which proposed a schedule as to payment by Pinnacle of the $200,000 outstanding balance owing under the note. As of the date hereof, Peter Pollard and Euro Products have not responded, in writing or otherwise. Neither Pinnacle nor Fast Title has been served with citation of a lawsuit.

Acquisition  of  MAS  XIX  Consulting  Agreement

    On March 3, 2000 the Company entered into a consulting agreement between the Company and the following individual professional persons who acted as consultants to the Company: M. Richard Cutler, Brian A. Lebrecht, Vi Bui, James Stubler, and Samuel Eisenberg for services involving consultation, advice and counsel with respect to the negotiation and completion of the stock exchange between Pinnacle and MAS XIX. In addition to cash compensation, the agreement calls for issuance of a total of 1,500,000 shares of Pinnacle to be issued to the consultants together with an obligation for the Company to register such shares on Form S-8.

Property

     The Company lease certain office space and store front facilities. It has made no investments in real estate, real estate mortgages, or securities or interest in persons primarily engaged in real estate activities. There is no plan to do so in the future.

                                 RISK FACTORS

In this section we highlight some of the risks associated with our business and operations. Prospective investors should carefully consider the following risk factors when evaluating an investment in the common stock offered by this Reoffer Prospectus.

RISKS RELATED TO OUR BUSINESS

YOU MAY BE UNABLE TO EFFECTIVELY EVALUATE OUR COMPANY FOR INVESTMENT PURPOSES BECAUSE OUR BUSINESS HAS EXISTED FOR ONLY A SHORT PERIOD OF TIME.
We began operations in 1997. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. In addition, you must consider our prospects in light of the risks and uncertainties encountered by companies in an early stage of development in new and rapidly evolving markets.

     YOUR INVESTMENT MAY NOT INCREASE IN VALUE UNLESS WE ARE ABLE TO BECOME PROFITABLE. We have incurred losses in our business operation since inception. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

     WE ARE PRESENTLY IN UNSOUND FINANCIAL CONDITION WHICH MAKES INVESTMENT IN OUR SECURITIES HIGHLY RISKY. Our financial statements include an auditor's report containing a modification regarding an uncertainty about our ability to continue as a going concern. Our financial statements also include an accumulated deficit of $427,837 as of December 31, 1998 and other indications of weakness in our present financial position. We have been operating primarily through the issuance of common stock for services by entities, including affiliates, that we could not afford to pay in cash. We are consequently deemed by state securities regulators to presently be in unsound financial condition. No person should invest in this offering unless they can afford to lose their entire investment.

     OUR BUSINESS DEPENDS ON A FEW KEY INDIVIDUALS AND MAY BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO KEEP OUR KEY PERSONNEL. Our future success depends in large part on the skills, experience and efforts of our key marketing and management personnel. The loss of the continued services of any of these individuals could have a very significant negative effect on our business. In particular, we rely upon the experience of Michael Bruce Hall and Jeffrey G. Turino, our president and chief executive officer, respectively. We do not currently maintain a policy of key man life insurance on any of our employees or management team.

     OUR BUSINESS PLAN REQUIRES ADDITIONAL PERSONNEL AND MAY BE NEGATIVELY AFFECTED IF WE ARE UNABLE TO HIRE AND RETAIN NEW SKILLED PERSONNEL. Qualified personnel are in great demand throughout our industry. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled sales and marketing personnel and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products and services or product and service enhancements. This could hurt our business, operating results and financial condition.

     OUR TECHNOLOGY BUSINESSES OWN PROPRIETARY TECHNOLOGY AND OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT THAT TECHNOLOGY. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition. We have relied primarily on the use of trade secrets to protect our proprietary technology, which may be inadequate. We do not know whether we will be able to defend our proprietary rights because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Moreover, the laws of some foreign countries are uncertain and may not protect intellectual property rights to the same extent as the laws of the United States. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

     WE WILL INCUR SIGNIFICANT EXPENSES IF OTHER COMPANIES CLAIM WE HAVE INFRINGED ON THEIR PROPRIETARY RIGHTS. Although we attempt to avoid infringing known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third party proprietary rights. If we were to discover that any of our products violated third party proprietary rights, there can be no assurance that we would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful. We do not conduct comprehensive searches to determine whether the technology used in our products infringes patents, trademarks, tradenames or other protections held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

     IF WE ARE UNABLE TO RAISE SUFFICIENT CAPITAL IN THE FUTURE, WE MAY NOT BE ABLE TO STAY IN BUSINESS. Currently, our capital is insufficient to conduct our business and if we are unable to obtain needed financing, we will be unable to promote our products and services, engage in and exploit potential business opportunities and otherwise maintain our competitive position. Since we intend to grow our business rapidly, it is certain that we will require additional capital. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable to raise the capital required to fund our growth, on acceptable terms, our business may be seriously harmed or even terminated.

RISKS  RELATED  TO  THIS  OFFERING  AND  OWNERSHIP  OF  OUR  STOCK.

     OUR BOARD OF DIRECTORS CAN ISSUE PREFERRED STOCK WITHOUT SHAREHOLDER CONSENT AND DILUTE OR OTHERWISE SIGNIFICANTLY AFFECT THE RIGHTS OF EXISTING SHAREHOLDERS. Our articles of incorporation provide that preferred stock may be issued from time to time in one or more series. Our board of directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our shareholders. The board of directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock. We will not offer preferred stock to promoters except on the same terms as it is offered to all other existing shareholders or to new shareholder or unless the issuance is approved by a majority of our independent directors who do not have an interest in the transactions and who have access, at our expense, to our legal counsel or independent legal counsel.

     YOU MAY NOT BE ABLE TO SELL YOUR STOCK, OR MAY BE FORCED TO SELL AT REDUCED PRICES, BECAUSE THE MARKET FOR OUR COMMON STOCK IS VERY VOLATILE. Our stock is presently trading on the OTC bulletin board maintained by Nasdaq under the symbol PCBM. Nevertheless, there has been limited volume in trading in the public market for the common stock, and there can be no assurance that a more active trading market will develop or be sustained. The market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to patents or proprietary rights and general market conditions.

     YOU MAY NOT BE ABLE TO SELL YOUR SHARES BECAUSE OF THE PENNY-STOCK RULES. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions. Such exceptions include any equity security listed on Nasdaq and any equity security issued by an issuer that has

- net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years,

- net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or

- average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years.

Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     FORWARD LOOKING STATEMENTS. Except for historical information, the discussion in this registration statement contains some forward-looking statements that involve risks and uncertainties. These statements may refer to our future plans, objectives, expectations and intentions. These statements may be identified by the use of the words such as expect, anticipate, believe, intend, plan and similar expressions. Our actual results could differ materially from those anticipated in such forward-looking statements.

                               USE  OF  PROCEEDS

PCBM will not receive any of the proceeds from the sale of shares of common stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

The Shares of the Company to which this Reoffer Prospectus relates are being registered for reoffers and resales by the Selling Shareholders, who acquired the Shares pursuant to a compensatory benefit plan with PCBM for consulting services they provided to PCBM. The Selling Shareholders may resell all, a portion or none of such Shares from time to time.

The table below sets forth with respect to the Selling Shareholders, based upon information available to the Company as of March 7, 2000, the number of Shares owned, the number of Shares registered by this Reoffer Prospectus and the number and percent of outstanding Shares that will be owned after the sale of the registered Shares assuming the sale of all of the registered Shares.





                   NUMBER OF      NUMBER OF                    % OF SHARES
                   SHARES         SHARES         NUMBER OF     OWNED BY
SELLING            OWNED          REGISTERED BY  SHARES OWNED  SHAREHOLDER
SHAREHOLDERS       BEFORE SALE    PROSPECTUS     AFTER SALE    AFTER SALE
-----------------  -------------  -------------  ------------  ------------

M. Richard Cutler  1,552,750 (1)        889,750       663,000  less than 1%
-----------------  -------------  -------------  ------------  ------------

Brian A. Lebrecht       447,000         243,000       204,000  less than 1%
-----------------  -------------  -------------  ------------  ------------

Vi Bui                  335,250         182,250       153,000  less than 1%
-----------------  -------------  -------------  ------------  ------------

James Stubler           130,000          70,000        60,000  less than 1%
-----------------  -------------  -------------  ------------  ------------

Samuel Eisenberg        260,000         140,000       120,000  less than 1%
-----------------  -------------  -------------  ------------  ------------



(1) Of such shares, 663,000 are held by MRC Legal Services, LLC. M. Richard Cutler is the beneficial owner of MRC Legal Services, LLC.

                              PLAN OF DISTRIBUTION

The Selling Shareholders may sell the Shares for value from time to time under this Reoffer Prospectus in one or more transactions on the Over-the-Counter Bulletin Board maintained by the NASD, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Shareholders may effect such transactions by selling the Shares to or through brokers-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

The Selling Shareholders and any broker-dealers that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act, and any commissions received by them and any profit on the resale of the Shares sold by them may be deemed be underwriting discounts and commissions under the 1933 Act. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

In addition to any Shares sold hereunder, the Selling Shareholders may, at the same time, sell any shares of common stock, including the Shares, owned by him or her in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus.

There is no assurance that the Selling Shareholders will sell all or any portion of the Shares offered.

The Company will pay all expenses in connection with this offering other than the legal fees incurred in connection with the preparation of this registration statement and will not receive any proceeds from sales of any Shares by the Selling Shareholders.


                                  LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by the Cutler Law Group. M. Richard Cutler is the sole shareholder of MRC Legal Services Corporation, which does business as the Cutler Law Group. Mr. Cutler and his employees are the beneficial owners of an aggregate of 2,335,000 shares of common stock of the Company.


                                     EXPERTS

The balance sheets as of December 31, 1997 and 1998 and the statements of operations, shareholders' equity and cash flows for the years then ended of PCBM have been incorporated by reference in this Registration Statement in reliance on the report of Bagell, Josephs, Levine, Firestone & Co., L.L.C, idependent accountants, given on the authority of that firm as experts in accounting and auditing.

                                    PART  II

             INFORMATION  REQUIRED  IN  THE  REGISTRATION  STATEMENT

ITEM  3.     INCORPORATION  OF  DOCUMENTS  BY  REFERENCE.

     The following documents are hereby incorporated by reference in this Registration Statement:

(i)     Registrant's  Form  8-K for an event on March 3, 2000, filed on March 6,
2000.

(ii) Registrant's Form 10-SB, as amended (in the name of MAS Acquisition XIX Corp., the Company's predecssor), originally filed on August 30, 1999.

(iii) All other reports and documents subsequently filed by the Registrant pursuant after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of the filing of such documents.

ITEM  4.     DESCRIPTION  OF  SECURITIES.

     Not  applicable.

ITEM  5.     INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     Not applicable.

ITEM  6.     INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

     The Corporation Laws of the State of Nevada and the Company's Bylaws provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities. In general, Directors and Officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Furthermore, the personal liability of the Directors is limited as provided in the Company's Articles of Incorporation.

ITEM  7.     EXEMPTION  FROM  REGISTRATION  CLAIMED.

     The Shares were issued for advisory and legal services rendered. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

ITEM  8.     EXHIBITS

*3.1     Articles  of  Incorporation
*3.3     Bylaws
 5       Opinion  of  Cutler Law Group
 10.1    Consulting  Agreement  dated  March  3,  2000.
 23.1 Consent of Bagell, Josephs, Levine, Firestone & Co., L.L.C. idependent accountants
________________________
*  Incorporated  by  reference  to  PCBM's  Form  8-K,  filed  on March 6, 2000.

ITEM  9.     UNDERTAKINGS.

     (a)     The  undersigned  Registrant  hereby  undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that is meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on March 10, 2000.



PINNACLE BUSINESS MANAGEMENT, INC.


/s/ Michael Bruce Hall

By:     Michael Bruce Hall
Its:    President
        and  Chairman  of  the  Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




  /S/ Jeffrey G. Turino
-------------------------------------------------------
Jeffrey G. Turino, Chief Executive Officer and Director



  /S/ Michael B. Hall
-------------------------------------------------------
Michael B. Hall, President and Director